Exhibit 99.1
Actuate’s Take-over Bid for Xenos Closed; Actuate Acquires 95.2% of Xenos Outstanding Shares
San Mateo, Calif. And Toronto, Ontario — February 1, 2010 — Actuate Corporation (Actuate) (NASDAQ: ACTU), the people behind BIRT™, and Xenos Group Inc. (“Xenos”) (TSX:XNS), are pleased to announce that as of 5:00 p.m. (Eastern Time) on February 1, 2010, approximately 9.5 million common shares of Xenos had been validly deposited (and not withdrawn) to the previously announced offer (the “Offer”) by Actuate, through its wholly-owned subsidiary Actuate Canada International Corporation, to acquire all of the outstanding common shares of Xenos for CAD$3.50 in cash per share. Actuate has taken up and accepted for payment all such shares, which represent over 95.2% of the common shares of Xenos and, accordingly, the Offer is now concluded. Actuate did not own any shares prior to the acquisition of shares under the Offer.
The shares taken up under the Offer are sufficient to permit Actuate to acquire all remaining common shares of Xenos by way of a compulsory acquisition under the Business Corporations Act (Ontario). Actuate intends to send a notice of compulsory acquisition to each Xenos shareholder who has not accepted the Offer as soon as practicable. Actuate and Xenos intend to apply to the Ontario Securities Commission to request an exemption from certain continuous disclosure obligations pending the completion of the compulsory acquisition, including the requirement to file and mail to Xenos shareholders Xenos’ first quarter financial statements and related materials.
In connection with the Offer, Stuart John Butts, Calvin Galatiuk, Chungsen Leung, Edmund F. Merringer, Kent Petzold, John Peter Williams and Frank W. Smith have resigned as Directors of Xenos.

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Concurrent with their resignations, Xenos is pleased to announce the appointment of Kenneth E. Marshall, Arthur C. Patterson, Steven D. Whiteman and Jeff D. Perkins to its Board of Directors.
Actuate — the people behind BIRT
Actuate founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Actuate and its people are dedicated to making BIRT the best environment for our customers to develop Web 2.0 applications that drive revenue through higher customer satisfaction/loyalty and improve operational performance. The people of Actuate continually participate in and provide resources for the vibrant open source community that has emerged around BIRT. Anybody can participate in the BIRT movement by visiting www.birt-exchange.com.
Actuate offers value-add BIRT products and services that speed the development process and bring additional functionality, interactivity and enterprise scalability to BIRT-based Rich Information Applications. Actuate has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information, visit the company’s web site at www.actuate.com.
Contact Information:
Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA, 94404, USA
Actuate Canada International Corporation, 1 First Canadian Place, 100 King Street West, Suite 4400, Box 63, Toronto, ON M5X 1B1, Canada.
About Xenos Group Inc.
Xenos (TSX:XNS) is the market-leading provider of high-performance software solutions that deliver a superior Return on Information™ by Streamlining Enterprise Information Supply Chains™. The company’s solutions, based on the scalable Xenos Enterprise Server™and its components, process, extract, transform, repurpose and personalize high volumes of data and documents for storage, real-time access, ePresentment, printing and delivery in numerous formats across multiple channels. By readily repurposing, integrating with and extending the business value of existing technology, infrastructure and business applications, Xenos solutions empower organizations to adapt to changing market demands. They also improve operational efficiency, enhance business processes, reduce risk for compliance management and increase employee productivity with lowered total cost of ownership both for the enterprise and for its customers. Xenos supports Green IT initiatives by empowering organizations to “Reduce Reuse Recycle” information resources.
Xenos customers are among the largest organizations worldwide, spanning numerous industries including

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financial services and insurance. Xenos has offices in Canada, the United States, the United Kingdom and France and a global partner network. For more information, visit www.xenos.com.
Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release relating to Actuate and the Offer that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future, including the timing, financing and performance of the acquisition. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the timing of and/or the satisfaction of closing conditions, quarterly fluctuations in revenues, other operating results and cash flows, our ability to successfully integrate the acquisition, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2008 Annual Report on Form 10-K filed on March 12, 2009.
Certain statements made in this press release relating to Xenos and the Offer are forward-looking within the meaning of certain securities laws. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Xenos or developments in Xenos’ business or its industry to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Xenos urges you not to place undue reliance on these estimates, opinions and projections. Xenos assumes no obligation to update forward-looking statements if assumptions or these plans, estimates, opinions or projections should change.
Copyright © 2010 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.
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